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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-43997 and 333-87013 of Gart Sports Company on Form S-8 of our report dated March 6, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for goodwill and other intangible assets in 2002 with the adoption of Statement of Financial Accounting Standards No. 142) appearing in this annual report on Form 10-K of Gart Sports Company for the year ended February 1, 2003.

/s/ DELOITTE & TOUCHE LLP

Denver, CO
April 4, 2003

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  EXHIBIT 23.1